CUSIP No. 591774104	13D	Page 11 of 11 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Date:	August 18, 2023

PATRIOT FINANCIAL PARTNERS III, L.P.

By:	/s/ James F. Deutsch
James F. Deutsch, a member of Patriot Financial Partners GP III, LLC, the general partner of Patriot Financial Partners GP III, L.P., the general partner of Patriot Financial Partners III, L.P.

PATRIOT FINANCIAL PARTNERS GP III, L.P.

By:	/s/ James F. Deutsch
James F. Deutsch, a member of Patriot Financial Partners GP III, LLC., the general partner of Patriot Financial Partners GP III, L.P.

PATRIOT FINANCIAL PARTNERS GP III, LLC

By:	/s/W. Kirk Wycoff
W. Kirk Wycoff, a member

By:	/s/James J. Lynch
James J. Lynch, a member

By:	/s/James F. Deutsch
James F. Deutsch, a member